Exhibit 99.5

Risks Relating to the Company’s Business
Unless the context otherwise requires, references to “the Company” mean Cenveo Corporation, a Delaware corporation, and “we,” “us,” and “our,” mean collectively the Company, Cenveo, Inc. and all of their consolidated subsidiaries. Cenveo, Inc., a Colorado corporation, is a holding company and holds all of the capital stock of the Company. Capitalized terms used but not otherwise defined in this Exhibit have the meaning ascribed to them in this Current Report on Form 8-K to which this Exhibit is attached.
Our substantial level of indebtedness could materially adversely affect our financial condition, liquidity and ability to service or refinance our debt, and prevent us from fulfilling our business obligations.
We currently have, and even if we are successful in consummating the Exchange Offer and the concurrent private exchange with the Affiliated Holders we will continue to have, a substantial amount of outstanding indebtedness, which requires significant principal and interest payments. As of our year ended 2015, our total indebtedness was approximately $1.2 billion, principally comprised of $148.2 million outstanding principal amount under the ABL Facility; $540.0 million outstanding principal amount of 6.000% Notes; $248.0 million outstanding principal amount of 8.500% Notes; $199.7 million outstanding principal amount of 11.500% Notes; and $83.3 million in outstanding principal amount of 7% Notes. Prior to giving effect to the Exchange Offer and the concurrent private exchange with the Affiliated Holders, as of April 2, 2016, we had approximately $238.4 million of indebtedness (excluding indebtedness under our ABL Facility and other debt) that matures on or prior to May 15, 2017. Assuming 100% of the 11.500% Notes not held by Affiliated Holders are tendered in this Exchange Offer prior to the Expiration Date and are accepted for exchange in the Exchange Offer and assuming the concurrent private exchange with the Affiliated Holders is consummated, we will continue to have $48.7 million of indebtedness (excluding indebtedness under our ABL Facility and other debt) that matures on or prior to May 15, 2017. Although we are required to purchase $37,545,000 of our 7% Notes (in exchange for: (a) payment in cash in an amount equal to (i) the aggregate principal amount of such 7% Notes multiplied by 0.6 plus, (ii) an amount of interest on the amount payable pursuant to the immediately preceding clause (i) at an annual interest rate of 7% per annum, such interest shall begin to accrue on the date hereof and shall continue to accrue until (and including) the Settlement Date and be computed based on a year of 360 days; (b) payment in cash of interest that shall have accrued in respect of such 7% Notes in accordance with the indenture relating to such 7% Notes but remains unpaid at the closing of the purchase; and (c) delivery to Allianz of Warrants to purchase 3.3% of the outstanding shares of the Common Stock as of the Settlement Date), no later than January 31, 2017, there can be no assurance that we will have sufficient funds available to fund such purchase on such date. In addition to the forgoing, our ABL Facility is currently scheduled to mature on February 13, 2017 unless prior to January 14, 2017, we have purchased, redeemed, defeased or otherwise refinanced the 11.500% Notes, such that no more than $10.0 million of such 11.500% Notes remain outstanding and, upon the maturity of our ABL Facility, all indebtedness outstanding thereunder would be due. As of April 2, 2016, there was $103.0 million (excluding $17.8 million of undrawn letters of credit) outstanding under our ABL Facility. There can be no assurances that we may successfully achieve any such purchase, redemption, defeasance or other refinancing or extension of maturity on terms acceptable to the Company, if at all.
We are subject to the risks normally associated with near-maturity substantial indebtedness, including the risk that our cash flow generation will be insufficient to meet our debt obligations or to fund our other liquidity needs, and the risk that we may be unable to restructure or refinance all, or a portion of, our debt to avoid defaulting on our debt obligations or to meet other business needs. In addition, a refinancing of our existing indebtedness could result in higher interest rates, could require us to comply with more onerous covenants further restricting our business operations, or could be restricted by another one of our outstanding debt instruments. Our substantial level of indebtedness and the maturities thereof could also materially adversely affect our future operations, by, for example:

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requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on indebtedness thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other business purposes;

•	making it more difficult for us to satisfy all of our debt obligations, thereby increasing the risk of triggering a cross-default provision;

•	increasing our vulnerability to economic downturns or other adverse developments relative to less leveraged competitors;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, acquisitions or other corporate purposes in the future;

•	increasing our cost of borrowing to satisfy business needs; or

•	requiring refinancing, the successful completion of which cannot be assured.
Our ability to pay the principal of, or to reduce or refinance, our outstanding indebtedness depends on many factors.
It is possible that our cash flows from operations alone may be insufficient to allow us to pay in full the principal amount of our existing indebtedness as it matures absent any further restructuring or refinancing of our debt. Consequently, we likely will be required to restructure or refinance our indebtedness, seek to sell assets or operations, or seek additional financing from third parties, which may not be available on satisfactory terms. We may be unable to take any of these actions due to a variety of general economic, financial, competitive, commercial or other market factors beyond our control or constraints in our debt instruments, including, but not limited to, market conditions being unfavorable for a debt issuance, additional financing not being available from third parties or that the transactions may not be permitted under the terms of our various debt instruments then in effect, such as due to restrictions on the incurrence of additional debt, creation of liens and/or dispositions of assets. Such actions may not enable us to maintain compliance under our debt instruments if the actions do not result in sufficient savings or generate a sufficient amount of additional capital, as the case may be.
Additionally, the future state of the credit markets, including any volatility and/or tightening of the credit markets and reduction in credit availability, could adversely impact our ability to restructure, refinance or replace our outstanding indebtedness at or prior to their respective maturity dates, which would have a material adverse effect on our business, financial condition and/or results of operations.
It is possible that the terms of any future restructuring or refinancing of our indebtedness could have a material adverse effect on the value of the New Notes and the Warrants. Additionally, if we are unable to pay our debts as they become due, we could be forced to commence bankruptcy proceedings which could have a material adverse effect on the value of the New Notes and the Warrants.